Exhibit 99.1

Company Contact: Jeffrey O. Nyweide CFO, EVP-Corporate Development Global Options Group 212-445-6262 Investor Contact: John W. Heilshorn Partner LHA 212-838-3777

FOR IMMEDIATE RELEASE

GLOBALOPTION’S GROUP ANNOUNCES ACQUISITION STRATEGY

Engages Broadband Capital as Non-exclusive Advisor

NEW YORK,  April 6, 2012 — GlobalOptions Group (OTCBB: GLOI) (“GlobalOptions” or the “Company”) stated in its recently filed Form 10K that the board of directors has determined that it was in the best interest of the Company’s stockholders to change the primary focus of the Company’s effort from that of preparing and analyzing a plan to wind down the Company and distribute cash to stockholders to one of affirmatively pursuing an acquisition strategy for a period of six months.  If the Company is unable to effectively identify and conclude a transaction, then the board will reevaluate the acquisition strategy to determine whether the Company should continue to pursue such acquisition or a distribution strategy. The Company has retained Broadband Capital, a boutique investment and merchant banking firm, as its non-exclusive advisor to identify private companies with strong growth potential and proven management teams.

GlobalOptions is a publicly-traded former operating company with a diverse shareholder base and approximately $20 million in cash. The Company is seeking to merge with a private operating business with an enterprise valuation of $100 million or more. GlobalOptions offers potential target companies an alternative to a traditional IPO, bypassing an often lengthy and complex process.

Harvey Schiller, Chairman and Chief Executive Officer, stated, “The ownership of our Company has changed in the recent period. Certain new shareholders have communicated their desire that the remaining proceeds of approximately $20 million from the sale of our operating businesses be invested in building shareholder value through a reverse merger and thus are seeking a business combination for Global Options that will allow all shareholders to benefit from an operating entity that can thrive in the public markets.”

About GlobalOptions Group

GlobalOptions Group (OTCBB: GLOI) previously provided risk mitigation and management services, including forensic DNA analysis, proprietary DNA collection products, and related research services to law enforcement agencies, federal and state governments, crime laboratories and disaster management organizations. Additional information regarding GlobalOptions Group is available at our website at http://www.globaloptionsgroup.com/.

Statements in this press release regarding the Company's business that are not historical facts are "forward-looking statements" that involve risks and uncertainties. The Company wishes to caution readers not to place undue reliance on such forward-looking statements, which statements are made pursuant to the Private Securities Litigation Reform Act of 1995, and as such, speak only as of the date made. To the extent the content of this press release includes forward-looking statements, they involve various risks and uncertainties, including the successful integration of acquired businesses, projected financial information and the continued successful implementation of the Company's business strategy.

Certain of these risks and uncertainties will be described in greater detail in GlobalOptions Group's filings with the Securities and Exchange Commission. GlobalOptions Group is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.